Exhibit 99.1

June 30, 2016Greg Panagos

Vice President, Investor Relations

856-566-4005

gregory.panagos@amwater.com

Maureen Duffy

Vice President, Communications

856-309-4546

maureen.duffy@amwater.com

American Water to name Melissa K. Wikle Vice President and Controller

VOORHEES, N.J., June 30, 2016 – American Water Works Company, Inc. (NYSE:  AWK) announced today that it will name Melissa K. Wikle vice president and controller effective July 19, 2016.

“American Water is pleased to have Melissa join our company,” said Linda Sullivan, executive vice president and chief financial officer at American Water. “She is an excellent fit for this role with deep experience in both market-based and utility industries. “

Wikle will lead American Water’s corporate accounting, external financial reporting, SEC compliance, tax, payroll and accounts payable functions.

She has almost 30 years of finance and accounting experience and is most recently serving as corporate controller and chief accounting officer at Columbus McKinnon Corporation, a public company and a global manufacturer with $600 million in revenues. Wikle was also the vice president of SEC reporting at MetLife, one of the largest insurance and financial services companies in the U.S.

Wikle worked for Pacific Gas & Electric Company for more than ten years holding a variety of financial and accounting positions including director of Regulatory Relations. She also served as director of Corporate Accounting at Pacific Gas & Electric, where she was responsible for external reporting, technical accounting research and operational accounting.

Wikle graduated from the University of Alabama with a Bachelor of Science degree in Accounting and is a certified public accountant (CPA) and certified internal auditor (CIA).

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Founded in 1886, American Water is the largest publicly traded U.S. water and wastewater utility company. Marking its 130th anniversary this year, the company employs more than 6,700 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to an estimated 15 million people in 47 states and Ontario, Canada. More information can be found at www.amwater.com.

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